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EXHIBIT 10.5
                              EMPLOYMENT AGREEMENT



          This Employment Agreement (the "Agreement") is made effective as of June 25, 1997 between PIA Merchandising Services, Inc., a Delaware corporation (the "Corporation"), and Terry R. Peets (the "Executive").


                                  R E C I T A L

          WHEREAS, the Corporation desires to employ the Executive as its Chief Executive Officer reporting to the Corporation's Board of Directors, and the Executive desires to accept such employment; and

          WHEREAS, the Corporation desires to name the Executive as a member of the Corporation's Board of Directors, and the Executive desires to accept such position; and

          WHEREAS, the Corporation and the Executive desire to fix the terms of the Executive's employment with the Corporation, and have agreed upon the terms and conditions set forth below.


                                A G R E E M E N T

          NOW, THEREFORE, the parties hereby agree as follows:

          1. EMPLOYMENT DUTIES. The Corporation hereby hires the Executive, and the Executive hereby accepts employment with the Corporation, on the terms set forth below. The Executive shall serve as Chief Executive Officer and shall report to the Board of Directors. The Executive shall perform all the duties that are usual and customary for the office to which the Executive is appointed, subject always to the policies set by the Board of Directors or Bylaws of the Corporation. The Executive shall perform said duties primarily at the Irvine, California location of the Corporation and its environs. No transfer or change in location shall be made without Executive's prior consent. The parties hereby acknowledge that the Executive will be required to travel in connection with the performance of his duties hereunder.

          2. TERM. The Executive shall be employed at-will by the Corporation beginning as of June 25, 1997, subject to Executive's current consulting assignment, and ending on the date of notice of termination as provided for in Paragraph 8 herein (the "Employment Term").

          3. COMMITMENT OF EXECUTIVE. The Executive shall work for the Corporation on a full-time basis and shall devote substantially all of his business time, attention, knowledge and skill to the performance of his duties herein throughout the Employment Term and shall at all times discharge said duties faithfully and to the best of his ability, experience and talents. Notwithstanding the foregoing, the Corporation acknowledges and agrees that Executive may continue to serve as a director of other companies so long as such board memberships do not conflict with or adversely affect his performance at the Corporation. At all times during the Employment Term, the Executive shall use his best efforts to observe and conform to all the laws and regulations applicable to the Corporation.

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          4.   COMPENSATION AND EXPENSES.

               (a) FIXED SALARY. From June 25, 1997 through August 10, 1997, the Executive shall receive a fixed salary of $1,200 per day. The Executive shall receive a fixed salary during the Employment Term at the rate of $20,834 per month for the remainder of the first 12 months, payable in accordance with the Corporation's payroll practices for other executive officers of the Corporation, as such practices may change time to time. Such fixed salary shall be adjusted on each anniversary date of this Agreement in accordance with the percentage change in the Los Angeles-Long Beach-Anaheim Consumer Price Index for the month of July compared to the index for the preceding July, in addition to such other upward adjustments, if any, as may be approved by the Board of Directors from time to time. Executive acknowledges that the Corporation will deduct and withhold from the fixed salary payable to Executive hereunder the amount required to be deducted and withheld under the provisions of all applicable statutes, regulations, ordinances or orders.

               (b) BONUS. The Executive shall receive a bonus, payable annually within 15 days after receipt by the Board of Directors of the Corporation's audited (or if no audit is prepared, unaudited) financial statements for the applicable period, equal to 4.0% of the Corporation's annual operating income, which is defined as earnings before interest, taxes and amortization ("EBITA"), up to a maximum of 100% of the Executive's annual fixed salary set forth in Paragraph 4(a) (the "Bonus"). The EBITA will exclude the operating earnings which are acquired as a result of the Corporation entering into an acquisition or merger ("Acquired EBITA"). The Bonus shall be payable with respect to each partial or complete fiscal year during the Employment Term based on the Corporation's profits during such period, commencing with the period from July 1, 1997 through December 31, 1997.

               (c) STOCK OPTION GRANT. On the date hereof, the Corporation will grant to the Executive a stock option (the "Option") covering 250,000 shares of the Corporation's common stock, $.01 par value (the "Common Stock"), pursuant to the Corporation's 1995 Stock Option Plan. The Option will vest at the rate of 25% per year on each of the first four anniversaries of the date hereof. The exercise price of the Option will be the closing price of the Common Stock on the Nasdaq National Market on the date hereof.

               (d) EXPENSES. During the Employment Term, the Executive will be reimbursed for his reasonable and necessary expenses incurred for the benefit of the Corporation, but only in accordance with the general policy of the Corporation as adopted by the Corporation from time to time. With respect to any expenses which are reimbursed by the Corporation to the Executive, the Executive agrees to account to the Corporation in sufficient detail and with sufficient documentary and other evidence to allow the Corporation to support a claim for an income tax deduction for such paid item if such item is deductible.

               (e) CAR ALLOWANCE. The Corporation requires the Executive to travel in and about the Los Angeles metropolitan area and to utilize his own vehicle for such purpose. Accordingly, during the Employment Term, the Executive will receive an allowance for automobile expenses at a fixed rate of $750.00 per month, payable on a monthly basis in arrears.

          5. BENEFIT PLANS. The Executive shall be entitled to participate in group plans or programs maintained by the Corporation, if any, relating to retirement, health, dental, vision, disability, life insurance and other related benefits as in effect from time to time generally for the other executive officers of the Corporation. In addition to the benefit provided to other senior executives, Executive shall receive the benefits specified in Exhibit A.

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          6.   VACATION AND SICK LEAVE.  On an annual basis, the Executive shall be entitled to as many paid vacation days and as much sick leave as the Executive, in his best judgment, deems appropriate and reasonable. The
Executive shall schedule and take such vacation days so as not to materially disrupt or impair the operations of the Corporation.

          7.   COVENANT NOT TO COMPETE.

               (a) GENERALLY. The Executive acknowledges and agrees that because of the special, unique, unusual and extraordinary nature of the services the Executive is providing, it would substantially adversely affect the business of the Corporation were the Executive to provide the same substantially similar services to any third party. Therefore, during the Employment Term, the Executive agrees to be bound by the covenant not to compete set forth herein. The Executive shall not, without the prior written consent of the Corporation, at any time during the Employment Term in any state of the United States of America, or in any other country or territory throughout the world, engage or participate, directly or indirectly, in any business that is in competition in any manner with that of the Corporation, whether as employee, agent, employer, principal, partner, holder of equity securities (other than as a holder of less than one percent of the outstanding equity securities of any publicly traded company), creditor, corporate officer, corporate director or in any other individual or representative capacity whatsoever.

               (b) SEVERABLE COVENANTS. It is intended that the preceding covenant shall be construed as a series of separate covenants, one for each county of each state of the United States of America. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants included herein, then such unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

          8.   TERMINATION OF EMPLOYMENT.

               (a) FOR CAUSE. The Corporation may terminate the employment of the Executive for cause at any time. Termination for cause shall be effective from the date of notice thereof to the Executive. Cause, as used herein, shall be any one or more of the following acts of the Executive but no other act or omission: (i) conviction for fraud, embezzlement, or any felonious offense; and
(ii) a material violation of any of the provisions of this Agreement (including without limitation violations of Section 1 by failure to follow written policies set by the Board of Directors, violations of Section 3 by material neglect of duties and violations of Section 7) which continues after written notice and reasonable opportunity (not to exceed 15 days) in which to cure. If the alleged breach or default is of a type which cannot be cured within 15 days and the Executive makes reasonable efforts to cure such alleged breach within such 15-day period, then the time shall be extended as necessary to complete such cure. Upon termination in accordance with this Paragraph 8(a), the Executive shall be entitled to no further compensation hereunder other than the fixed salary accrued until the date written notice is delivered to the Executive and any Bonus accrued until the date written notice is delivered to the Executive (such accrued Bonus, if any, shall be determined in accordance with the terms of Paragraph 4(b) except that such determination shall be based on the unaudited EBITA less Acquired EBITA of the Corporation reported from the beginning of the fiscal year in which such termination occurs through the date written notice is delivered to the Executive). The Corporation's exercise of its right to terminate with cause shall be without prejudice to any other remedy to which it may be entitled at law, in equity or under this Agreement.

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               (b)  FOR DEATH OR INCAPACITY.  This Agreement shall automatically terminate upon the death of the Executive. In addition, if any disability or incapacity of the Executive to perform his duties as the result of any injury, sickness or physical, mental or emotional condition continues for a period of 180 days out of any 360 calendar day period, the Corporation may terminate the Executive's employment upon 10 days written notice. Upon termination in accordance with this Paragraph 8(b), the Executive (or the Executive's estate, as the case may be) shall be entitled to no further compensation hereunder other than the fixed salary accrued until the date of death or, in the case of disability, the date written notice is delivered to the Executive and any Bonus accrued until such date (such accrued Bonus, if any, shall be determined in accordance with the terms of Paragraph 4(b) except that such determination shall be based on the unaudited EBITA less Acquired EBITA of the Corporation reported from the beginning of the fiscal year in which such termination occurs through such date).

               (c) WITHOUT CAUSE. The Corporation may terminate the employment of the Executive without cause any time by serving prior written notice to the Executive. Upon termination in accordance with this Paragraph 8(c), the Executive shall be entitled to no further compensation hereunder other than
(i) the fixed salary accrued hereunder until the effective date of termination specified in the notice to the Executive (the "Termination Date"), (ii) any Bonus accrued until the Termination Date (such accrued Bonus, if any, shall be determined in accordance with the terms of Paragraph 4(b) except that such determination shall be based on the unaudited EBITA less Acquired EBITA of the Corporation reported from the beginning of the fiscal year in which such termination occurs through the Termination Date), (iii) the fixed salary at the rate paid as of the Termination Date during the twelve (12) month period beginning on the Termination Date, such fixed salary to be paid in equal monthly installments in advance during such twelve month period, and (iv) the benefits to which the Executive was entitled pursuant to Paragraph 5 and Exhibit A during the twelve (12) month period beginning on the Termination Date.

               (d) VOLUNTARY TERMINATION OR RESIGNATION. The Executive may terminate or resign his employment at any time by serving no less than 30 business days' prior written notice to the Corporation. Upon termination or resignation in accordance with this Paragraph 8(d), the Executive shall be entitled to no further compensation hereunder other than the fixed salary accrued through the date of termination specified in the notice from the Executive and any Bonus accrued until such date (such accrued Bonus, if any, shall be determined in accordance with the terms of Paragraph 4(b) except that such determination shall be based on the unaudited EBITA less Acquired EBITA of the Corporation reported from the beginning of the fiscal year in which such termination occurs through such date).

               (e) TERMINATION FOR GOOD REASON. The Executive may terminate or resign his employment at any time for "good reason" (as defined below) by serving no less than 30 business days' prior written notice to the Corporation. The Executive shall have the right to terminate or resign his employment for "good reason" if the Corporation (or any successor thereto pursuant to Paragraph 9(b) hereof) breaches an obligation set forth in Paragraph 1, 4, 5 or 6 hereof. Upon termination in accordance with this Paragraph 8(e), a termination "without cause" will be deemed to have occurred and the Executive shall be entitled to the compensation set forth in Paragraph 8(c).

          9.   MISCELLANEOUS.

               (a) AUTHORITY. Executive represents and warrants to the Corporation that Executive is free to enter into this Agreement and has full right, power and authority to enter into this Agreement. Executive represents and warrants that the execution of this Agreement and the performance of the terms and conditions hereof, will not violate any contract, agreement, document, or understanding to which Executive is a party or by which Executive may be bound

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and that the execution of this Agreement and the performance of the terms and conditions hereof will not subject the Corporation to any claims, liabilities or litigation. Except as set forth on Schedule 1 and the board memberships referenced in Paragraph 1, the Executive further represents that the Executive is not a party to or otherwise bound by any agreement or arrangement, or subject to any judgment, decree or order of any court or administrative agency, (i) that would conflict with the Executive's obligation to diligently promote and further the interest of the Corporation, or (ii) that would conflict with the Corporation's business as now conducted. The Corporation represents and warrants to the Executive that it has full right, power and authority to enter into this Agreement.

               (b) ASSIGNMENT. It is understood and the parties hereby agree that the services to be performed by the Executive hereunder are personal, special, unique, unusual and extraordinary in nature, and the obligations to perform such services and the conditions and covenants of this Agreement cannot be assigned by the Executive and any such attempted assignment is void. This Agreement, however, shall be assignable by the Corporation to any corporation or other business entity which succeeds to all or substantially all of the business of the Corporation through merger, consolidation, corporation reorganization or by acquisition of all or substantially all of the assets of Corporation and which assumes Corporation's obligations under this Agreement and binding on the Corporation and its successors and assigns.

               (c) ATTORNEYS' FEES, COSTS. If any party shall bring an action against the other party hereto by reason of the breach of any covenant, warranty, representation or condition herein, or otherwise arising out of this Agreement, whether for declaratory or other relief, the prevailing party in such suit shall be entitled to such party's costs of suit and attorneys' fees, which shall be payable whether or not such action is prosecuted to judgment.

               (d) ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties hereto and supersedes and replaces all prior agreements and understandings, whether oral or written, between the parties with respect to the subject matter herein.

               (e) SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, provided that no such severability shall be effective if it materially changes the economic benefit of the Agreement to any party.

               (f) HEADINGS. The headings of paragraphs and subparagraphs herein are used for convenience only and shall not affect the meaning or contents hereof.

               (g) NOTICE. Any notice, payment, report or any other communication required or permitted to be given by one party to the other party by this Agreement shall be in writing and either (i) served personally on the other party, (ii) sent by express, registered or certified first-class mail, postage pre-paid, addressed to the other party at his address as indicated next to his signature below, or to such other address as the addressee shall have theretofore furnished to the other party by like notice or (iii) delivered by commercial courier to the other party. Notice shall be deemed given upon the earlier of actual receipt or the third day after mailing if mailed pursuant to clause (ii) above.

               (h) APPLICABLE LAW. This Agreement shall be construed and interpreted in accordance with the laws of the State of California, as such laws are interpreted, construed and applied with respect to disputes arising in such state between residents thereof domiciled in such state.

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          IN WITNESS WHEREOF, this Agreement has been executed by each of the parties effective as of the day and year first above written.

                              CORPORATION:

                              PIA MERCHANDISING SERVICES, INC.


                              By:     /s/ Clinton E. Owens
                                   -----------------------------------
                                   Clinton E. Owens
                                   Chairman of the Board


                              EXECUTIVE:


                                 /s/ Terry R. Peets
                              ----------------------------------------
                              Terry R. Peets

                              Address:
                              327 Coral Avenue
                              Balboa Island, California  92662

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                                                                       EXHIBIT A
                                                         TO EMPLOYMENT AGREEMENT


                                  BENEFIT PLANS

1. EXEC-U-CARE SUPPLEMENTAL MEDICAL. Exec-U-Care provides covered executives with health and dental insurance over and above that offered to the Corporation's employees. The standard health and dental plan requires employees to pay between $50 and $105 per month for health plan coverage for the employee and his family, and between $15 and $35 per month for dental coverage.

2. TERM LIFE AND DISABILITY INSURANCE. The Corporation shall provide a term life insurance policy and a disability insurance policy with policy limits consistent with the Corporation's Chairman of the Board.


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                                                                      SCHEDULE 1
                                                         TO EMPLOYMENT AGREEMENT


                      RESTRICTIONS ON EMPLOYMENT ACTIVITIES

1. For the five week period from Sunday, June 29, 1997, through Saturday, August 2, 1997, Executive will be unavailable to PIA on Monday, Tuesday and Wednesday of each week, due to a prior consulting commitment with Randalls Food Markets, Inc., Houston, Texas.

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